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                                                                     EXHIBIT 5.1


                      [LETTERHEAD OF SULLIVAN & CROMWELL]

                                                                November 2, 2001




Advanced Energy Industries, Inc.,
     1625 Sharp Point Drive,
          Fort Collins, Colorado  80525.

Ladies and Gentlemen:

                  In connection with the registration under the Securities Act of 1933 (the "Act") of $125,000,000 principal amount of 5.00% Convertible Subordinated Notes due September 1, 2006 (the "Securities") of Advanced Energy Industries, Inc., a Delaware corporation (the "Company"), and the shares of Common Stock, par value $0.001 per share, of the Company initially issuable upon conversion of the Securities (the "Shares"), we, as your special counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion. Upon the basis of such examination, we advise you that, in our opinion,

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Advanced Energy Industries, Inc.                                             -2-



the Securities constitute valid and legally binding obligations of the Company, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles, and the Shares, when duly issued upon conversion of the Securities, will be validly issued, fully paid and nonassessable.

                  The foregoing opinion is limited to the Federal laws of the United States, the laws of the State of New York and the General Corporation Law of the State of Delaware, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

                  With your approval, we have relied as to certain matters upon information obtained from public officials, officers of the Company and other sources believed by us to be responsible, and we have assumed that the Indenture relating to the Securities has been duly authorized, executed and delivered by the Trustee thereunder, that the Securities conform to the specimen thereof examined by us, that the Trustee's certificates of authentication of the Securities have been manually signed by one of the Trustee's authorized officers, that the certificates for the Shares will conform to the specimen thereof examined by us and will be duly countersigned by a transfer agent and duly registered by a registrar of the Common Stock, and that the signatures on all documents examined by us are genuine, assumptions which we have not independently verified.

                  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the



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Advanced Energy Industries, Inc.,                                            -3-



reference to us under the heading "Validity of the Securities" in the Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.


                                                 Very truly yours,

                                                 /s/ Sullivan & Cromwell